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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) June 13, 2000
                          (June 16, 2000 as to Item 4)



                            VISUAL EDGE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)



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
           Delaware                           0-20995                              13-3778895
(State or other jurisdiction                (Commission                         (I.R.S. Employer
        of incorporation)                   File Number)                        Identification No.)
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              901 Yamato Road, Suite 175, Boca Raton, Florida 33431
                    (Address of principal executive offices)

                                 (561) 750-7559
              (Registrant's telephone number, including area code)




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Item 1.  Change in Control of Registrant.

     On June 13, 1997, Visual Edge Systems, Inc. arranged a three-year $7.5 million debt and convertible equity facility with a group of investment funds, which resulted in net proceeds to Visual Edge of approximately $7.2 million. Under the Securities Purchase Agreement dated June 13, 1997, including the amendments that have since been made to this agreement in December 1997, March 1998 and December 1998, Visual Edge has issued to the investment funds shares of common stock, shares of Series A-2 Convertible Preferred Stock and Convertible Notes. Since June 1999, Visual Edge's common stock has been delisted from the Nasdaq SmallCap Market. Consequently, an Event of Default has existed under the Securities Purchase Agreement. During an Event of Default, the investment funds may, among other remedies, convert each share of Series A-2 Convertible Preferred Stock into a number of shares of common stock based on a formula using a percentage of the market price of the common stock. On August 13, 1999, one of the investment funds, Infinity Investors Limited, delivered a notice of conversion to Visual Edge to convert 1,627 of its 4,400 shares of Visual Edge's Series A-2 Convertible Preferred Stock into 9,594,857 shares of Visual Edge's common stock. The conversion was disputed, and litigation ensued in the Delaware Court of Chancery. In January 2000, the court dismissed the action, stating that the claim relating to the conversion was moot because parties to the dispute had resigned from their positions with Visual Edge. In June 2000, Visual Edge recognized the conversion of 1,627 shares of Series A-2 Convertible Preferred Stock into 9,594,857 shares of Visual Edge's common stock and approved of the issuance of the shares of common stock as a result of such conversion.

     As a result of the issuance of these shares of common stock, Infinity, together with IEO Holdings Limited, Glacier Capital Limited and Summit Capital Limited, which entities have affirmed the existence of a "group" as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, beneficially own approximately 49.5% of Visual Edge's outstanding common stock. This ownership percentage excludes all shares underlying the currently outstanding Series A-2 Convertible Preferred Stock and Convertible Notes held by such entities, which these holders have a right to convert at any time because of the continuing existence of an Event of Default under the Securities Purchase Agreement. If these entities converted the remainder of the Series A-2 Convertible Preferred Stock and Convertible Notes that they hold based on the market price of Visual Edge's common stock as of June 21, 2000, they would have the right to receive approximately 23 million additional shares of Visual Edge's common stock, which would result in further substantial dilution to Visual Edge's other stockholders.

Item 4.  Changes in Registrant's Certifying Accountants

         Visual Edge Systems, Inc.'s former accountants, Arthur Andersen LLP, resigned on June 16, 2000. Arthur Andersen's report on Visual Edge's financial statements as of and for the fiscal year ended December 31, 1998 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Arthur Andersen's report on Visual Edge's financial statements as of and for the fiscal year ended December 31, 1999, contained an explanatory fourth paragraph which expressed substantial doubt about Visual Edge's ability to continue as a going concern. Visual Edge's Board of Directors approved the resignation of Arthur Andersen LLP as accountants for Visual Edge on June 23, 2000. During the fiscal years ended December 31, 1998 and December 31, 1999, and all subsequent interim periods through March 31, 2000, there were no reportable events or disagreements with Visual Edge's former accountants, Arthur Andersen, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make a reference to the subject matter of the disagreement in connection with Arthur Andersen's reports.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibit

16.1.    Letter, dated June 16, 2000 from Arthur Andersen LLP to the SEC.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           VISUAL EDGE SYSTEMS INC.
                                           (Registrant)



                                           /s/ Ronald F. Seale
                                           -------------------------------------
                                           Ronald F. Seale
                                           Chief Executive Officer and President

Date:    June 23, 2000


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                               INDEX TO EXHIBITS



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EXHIBIT
NUMBER          DESCRIPTION
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
 16.1.          Letter, dated June 16, 2000 from Arthur Andersen LLP to the SEC.
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